Exhibit 99.1

Lands’ End Announces Second Quarter 2025 Results

Increased gross margin approximately 90 basis points

Reduced inventory for the ninth consecutive quarter

DODGEVILLE, Wis., September 9, 2025 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the second quarter ended August 1, 2025.

Andrew McLean, Chief Executive Officer, stated: “As we reflect on the past several months – including the second and into the third quarter – we’re seeing clear, encouraging momentum across our businesses. In our consumer business, tangible improvements in key product categories, channels, and customer engagement reinforce our confidence that our strategy of providing solutions for every customer journey is working. Further, our weatherproofed assortment and shift toward an asset-light, low-intensity model are enabling us to rapidly introduce new products that resonate with customers, drive high-quality sales, and deepen loyalty. In our Lands’ End Outfitters business, we continue to deliver differentiated value and are pleased to report a strong quarter with growth in both revenue and profitability.”

Second Quarter Financial Highlights

•
Gross Merchandise Value (“GMV”) was approximately flat when compared to the second quarter of 2024. GMV is the total order value of all Lands’ End branded merchandise sold to customers through business-to-consumer and business-to-business channels, as well as the estimated retail value of the merchandise sold through third party distribution channels.

•
Net revenue was $294.1 million for the second quarter of 2025, a decrease of $23.1 million or 7.3% from $317.2 million during the second quarter of 2024.

•
U.S. Digital Segment Net revenue was $255.3 million for the second quarter of 2025, a decrease of $15.1 million or 5.6% from $270.4 million in the second quarter of 2024.

•
U.S. eCommerce Net revenue was $167.3 million, a decrease of $21.0 million or 11.2% from $188.3 million in the second quarter of 2024. The second quarter decrease reflected a slower start to the seasonal swim product.

•
Outfitters Net revenue was $66.4 million for the second quarter of 2025, an increase of $3.2 million or 5.1% from $63.2 million in the second quarter of 2024. The school uniform channel increased high-single digits primarily due to new customers acquired from a competitor exiting the business. Revenue from the business uniform channel was up year-over-year driven by our enterprise accounts.

•
Third Party Net revenue was $21.6 million, for the second quarter of 2025, an increase of $2.7 million or 14.3% from $18.9 million during the second quarter of 2024. The increase was primarily due to curated product assortments which resulted in strength across marketplaces, primarily Amazon and Macy’s.

•
Europe eCommerce Net revenue was $19.6 million for the second quarter of 2025, a decrease of $3.4 million or 14.8%, from $23.0 million during the second quarter of 2024. The decrease was primarily due to inventory timing from supply chain challenges and macroeconomic conditions while continuing to increase distribution channels with several marketplace expansions.

•
Licensing and Retail Net revenue was $19.2 million for the second quarter 2025, a decrease of $4.7 million or 19.7% from $23.9 million during the second quarter of 2024. The revenue decreased due to the performance of U.S. Company Operated Stores partially offset by licensing revenue increasing approximately 19%.

•
Gross profit was $143.4 million for the second quarter of 2025, a decrease of $8.5 million or 5.6% from $151.9 million during the second quarter of 2024. Gross margin increased approximately 90 basis points to 48.8% in the second quarter of 2025, compared with 47.9% in the second quarter of 2024. The gross margin improvement was primarily driven by improved promotional productivity and the expansion of the licensing business.

•
Selling and administrative expenses decreased $6.1 million to $129.4 million or 44.0% of Net revenue in the second quarter of 2025, compared with $135.5 million or 42.7% of Net revenue in the second quarter of 2024. The approximately 130 basis points increase was primarily driven by deleverage from lower revenues.

•
Net loss was $3.7 million, or $0.12 loss per diluted share compared to Net loss of $5.3 million or $0.17 loss per diluted share in the second quarter of 2024.

•
Adjusted net loss was $1.9 million and Adjusted diluted loss per share was $0.06 in the second quarter of 2025, compared to Adjusted net loss of $0.7 million and Adjusted diluted loss per share of $0.02 in the second quarter of 2024.

•
Adjusted EBITDA was $14.1 million in the second quarter of 2025, compared to $17.1 million in the second quarter of 2024, respectively.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $21.3 million as of August 1, 2025, compared to $25.6 million as of August 2, 2024.

Inventories were $301.8 million as of August 1, 2025, and $312.0 million as of August 2, 2024, representing a 3% year over year decline. This reduction reflects the Company’s disciplined inventory management strategy, including tighter control over purchasing and accelerated speed-to-market initiatives. These actions have enhanced inventory efficiency and positioned the Company to better navigate external pressures, including tariff-related impacts.

Net cash provided by operating activities was $0.5 million for the 26 weeks ended August 1, 2025, compared to net cash provided by operating activities of $4.9 million for the 26 weeks ended August 2, 2024. The decrease in net cash provided by operating activities was primarily due to the decrease in Adjusted EBITDA.

As of August 1, 2025, the Company had $35.0 million of borrowings outstanding and $87.6 million of availability under its ABL Facility, compared to $20.0 million of borrowings and $117.5 million of availability as of August 2, 2024. Additionally, as of August 1, 2025, the Company had $240.5 million of term loan debt outstanding compared to $253.5 million outstanding as of August 2, 2024.

During the second quarter of 2025, the Company repurchased $1.7 million of the Company’s common stock under its share repurchase program announced on March 15, 2024. As of August 1, 2025, additional purchases of up to $8.8 million could be made under the program through March 31, 2026.

Strategic Alternatives Process

On March 7, 2025, the Company announced that its Board of Directors initiated a process to explore strategic alternatives, including a sale, merger or similar transaction involving the Company to maximize shareholder value. This process remains ongoing. No assurances can be given as to the outcome or timing of the Board’s process. The Company does not intend to make any further public comment regarding the process until it determines that disclosure is appropriate.

Outlook

Bernie McCracken, Chief Financial Officer, stated, “We were pleased with several key bright spots in the second quarter, including a gross margin increase of approximately 90 basis points, which highlights the strength of our approach and the results of our ongoing operational and financial discipline. Building on the work we have done over the last several years to evolve our supply chain, we are actively implementing mitigation measures designed to effectively manage anticipated tariff headwinds for the remainder of fiscal 2025. As such, our guidance reflects the expected impact of tariffs at current levels.”

For Third Quarter fiscal 2025 the Company expects:

•
Net revenue to be between $320.0 million and $350.0 million.
•
Gross Merchandise Value to deliver mid to high-single digit growth.
•
Net income to be between $2.0 million and $6.0 million and diluted earnings per share to be between $0.07 and $0.19.
•
Adjusted net income to be between $3.0 million and $7.0 million and Adjusted diluted earnings per share to be between $0.10 and $0.22.
•
Adjusted EBITDA in the range of $24.0 million to $28.0 million.

For fiscal 2025 the Company now expects:

•
Net revenue to be between $1.33 billion and $1.40 billion.
•
Gross Merchandise Value to deliver low to mid-single digit growth.
•
Net income to be between $12.0 million and $20.0 million and diluted earnings per share to be between $0.39 and $0.65.
•
Adjusted net income to be between $19.0 million and $27.0 million and Adjusted diluted earnings per share to be between $0.62 and $0.88.
•
Adjusted EBITDA in the range of $98.0 million to $107.0 million.

For the full year, the Company’s guidance includes approximately $25.0 million of capital expenditures.

Conference Call

The Company will host a conference call on Tuesday, September 9, 2025, at 5:00 p.m. ET to review its second quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading digital retailer of solution-based apparel, swimwear, outerwear, accessories, footwear, home products and uniforms. Lands’ End offers products online at www.landsend.com, through third-party distribution channels, our own Company Operated stores and third-party license agreements. Lands’ End also offers products to businesses and schools, for their employees and students, through the Outfitters distribution channel. Lands’ End is a classic American lifestyle brand that creates solutions for life’s every journey.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s assessment of business momentum and improvements in key product categories, channels and customer engagement; the Company’s confidence that its strategy is working; the ability of product assortment and an asset-light, low-intensity model to rapidly introduce new products that resonate with customers, drive high-quality sales, and deepen loyalty; the ability of Lands’ End Outfitters to deliver differentiated value; the Company’s inventory management strategy and inventory efficiency, and their impact and ability to position the Company to better navigate external pressures, including tariff-related impacts; the Company’s strategic alternatives process; the Company’s ongoing operational and financial discipline; Company measures to effectively manage anticipated tariff headwinds; the Company’s outlook and expectations as to Net revenue, Gross Merchandise Value, Net income, earnings per share, Adjusted net income, Adjusted earnings per share and Adjusted EBITDA for the third quarter of fiscal 2025 and for the full year of fiscal 2025, and capital expenditures for fiscal 2025; and the potential for additional purchases under the Company’s share repurchase program. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; global supply chain challenges and their impact on inbound transportation costs and delays in receiving product; disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, increases in transportation costs, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to public health crises and other global economic conditions; the impact of global economic conditions, including inflation, on consumer discretionary spending; the impact of public health crises on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to obtain additional financing on commercially acceptable terms or at all, including, the condition of the lending and debt markets; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s Third Party channel may not develop as planned or have its desired impact; the Company’s dependence on information technology; failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; failure to adequately protect against cybersecurity threats or maintain the security and privacy of customer, employee or company information and the impact of cybersecurity events on the Company; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; natural disasters, political crises or other catastrophic events; the adverse effect on the Company’s reputation if its independent vendors or licensees do not use ethical business practices or comply with contractual obligations, applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including inflation and other economic factors that negatively impact consumer spending on discretionary items; the stock repurchase program may not be executed to the full extent within its duration, due to business or market conditions or Company credit facility limitations; the ability of the Company’s principal stockholders to exert substantial influence over the Company; the outcome and timing of the strategic alternatives process announced on March 7, 2025, which may be suspended or modified at any time, the possibility that the Board of Directors may decide not to undertake a sale or particular strategic transaction following such process, the Company’s inability to consummate any proposed strategic alternative resulting from the process due to, among other things, market, regulatory or other factors, the potential for disruption to our business resulting from the process, potential adverse effects on our stock price from the strategic alternatives review announcement, and suspension or consummation of the strategic alternatives review process; and other risks, uncertainties and factors discussed in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended May 2, 2025. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

Bernard McCracken

Chief Financial Officer

(608) 935-4100

Investor Relations:

ICR, Inc.

Tom Filandro

(646) 277-1235

Tom.Filandro@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	August 1, 2025	August 2, 2024	January 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$21,255	$25,648	$16,180
Restricted cash	2,291	2,239	2,632
Accounts receivable, net	39,028	27,420	47,839
Inventories	301,797	312,014	265,132
Prepaid expenses	30,400	34,864	33,258
Other current assets	10,291	12,579	5,439
Total current assets	405,062	414,764	370,480
Property and equipment, net	117,205	106,758	115,618
Operating lease right-of-use asset	18,856	21,182	20,373
Intangible asset	257,000	257,000	257,000
Other assets	2,518	2,812	2,010
TOTAL ASSETS	$800,641	$802,516	$765,481
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,000	$13,000	$13,000
Accounts payable	147,846	143,886	111,353
Lease liability – current	4,609	5,351	4,534
Accrued expenses and other current liabilities	85,084	91,190	98,736
Total current liabilities	250,539	253,427	227,623
Long-term borrowings under ABL Facility	35,000	20,000	—
Long-term debt, net	219,550	230,227	224,888
Lease liability – long-term	17,986	20,843	20,007
Deferred tax liabilities	50,319	48,631	51,450
Other liabilities	2,123	2,874	2,291
TOTAL LIABILITIES	575,517	576,002	526,259
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 30,517, 31,256 and 30,843, respectively	306	313	309
Additional paid-in capital	346,841	354,768	349,940
Accumulated deficit	(106,287)	(112,284)	(94,358)
Accumulated other comprehensive loss	(15,736)	(16,283)	(16,669)
TOTAL STOCKHOLDERS’ EQUITY	225,124	226,514	239,222
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$800,641	$802,516	$765,481

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(in thousands, except per share data)	August 1, 2025	August 2, 2024	August 1, 2025	August 2, 2024
Net revenue	$294,079	$317,173	$555,287	$602,644
Cost of sales (exclusive of depreciation and amortization)	150,661	165,288	279,143	311,779
Gross profit	143,418	151,885	276,144	290,865

Selling and administrative	129,356	135,510	252,818	262,911
Depreciation and amortization	7,656	8,692	15,947	17,697
Other operating expense, net	2,423	5,197	5,766	5,538
Operating income	3,983	2,486	1,613	4,719
Interest expense	9,262	10,447	18,527	20,783
Other (income), net	(3)	(84)	(14)	(172)
Loss before income taxes	(5,276)	(7,877)	(16,900)	(15,892)
Income tax benefit	(1,609)	(2,626)	(4,971)	(4,199)
NET LOSS	$(3,667)	$(5,251)	$(11,929)	$(11,693)

Loss per common share
Basic	$(0.12)	$(0.17)	$(0.39)	$(0.37)
Diluted	$(0.12)	$(0.17)	$(0.39)	$(0.37)

Weighted average common shares outstanding
Basic	30,743	31,376	30,721	31,407
Diluted	30,743	31,376	30,721	31,407

Definitions, Reconciliations and Uses of Non-GAAP Financial Measures

In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, we report the following non-GAAP measures: Adjusted net income (loss) and Adjusted EBITDA. Adjusted net income (loss) is also expressed on a diluted per share basis.

We believe presenting non-GAAP financial measures provides useful information to investors, allowing them to assess how the business performed excluding the effects of significant non-recurring or non-operational amounts. We believe the use of the non-GAAP financial measures facilitates comparing the results being reported against past and future results by eliminating amounts that we believe are not comparable between periods and assists investors in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s own methods for evaluating business performance.

Our management uses Adjusted net income (loss) and Adjusted EBITDA to evaluate the operating performance of our business for comparable periods and to discuss our business with our Board of Directors, institutional investors and other market participants. Adjusted EBITDA is also used as the basis for a performance measure used in executive incentive compensation.

The methods we use to calculate our non-GAAP financial measures may differ significantly from methods other companies use to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted net income (loss) and Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as these measures may exclude a number of important cash and non-cash recurring items.

Adjusted net income (loss) is defined as net income (loss) excluding significant non-recurring or non-operational items as set forth below. Adjusted net income (loss) is also presented on a diluted per share basis. While Adjusted net income (loss) is a non-GAAP measurement, management believes that it is an important indicator of operating performance and useful to investors.

•
Other significant non-recurring or non-operational items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
Corporate restructuring - primarily severance and benefit costs as well as costs related to the strategic alternative exploration for the 13 and 26 weeks ended August 1, 2025. Primarily severance and benefit costs for the 13 and 26 weeks ended August 2, 2024.

o
Long-lived asset impairment - charges associated with the non-cash write down of certain long-lived assets for the 26 weeks ended August 2, 2024.

o
Exit costs - charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 26 weeks ended August 1, 2025 and the 13 and 26 weeks ended in August 2, 2024 in conjunction with our licensing arrangements commencing in Fiscal 2024.

The following tables set forth, for the periods indicated, a reconciliation of Net loss to Adjusted net loss and Adjusted diluted loss per share:

Unaudited	13 Weeks Ended
(in thousands, except per share amounts)	August 1, 2025	August 2, 2024
Net loss	$(3,667)	$(5,251)
Corporate restructuring	2,434	2,338
Long-lived asset impairment	—	2,805
Exit costs	—	687
Tax effects on adjustments (1)	(619)	(1,297)
ADJUSTED NET LOSS	$(1,852)	$(718)
ADJUSTED DILUTED LOSS PER SHARE	$(0.06)	$(0.02)

Diluted weighted average common shares outstanding	30,743	31,376

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

Unaudited	26 Weeks Ended
(in thousands, except per share amounts)	August 1, 2025	August 2, 2024
Net loss	$(11,929)	$(11,693)
Corporate restructuring	5,766	2,680
Exit costs	257	687
Long-lived asset impairment	—	2,805
Tax effects on adjustments (1)	(1,365)	(1,384)
ADJUSTED NET LOSS	$(7,271)	$(6,905)
ADJUSTED DILUTED LOSS PER SHARE	$(0.24)	$(0.22)

Diluted weighted average common shares outstanding	30,721	31,407

(1) The tax impact of adjustments is calculated at the applicable U.S. and non-U.S. Federal and State statutory rates.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results and are described below:

o
Corporate restructuring - primarily severance and benefit costs as well as costs related to the strategic alternative exploration for the 13 and 26 weeks ended August 1, 2025. Primarily severance and benefit costs for the 13 and 26 weeks ended August 2, 2024.

o
Long-lived asset impairment - charges associated with the non-cash write down of certain long-lived assets for the 26 weeks ended August 2, 2024.

o
Exit costs - charges associated to exit kids and footwear lines of business including inventory excess and obsolescence reserves, inventory discounts and operational charges recorded in the 26 weeks ended August 1, 2025 and the 13 and 26 weeks ended August 2, 2024 in conjunction with our licensing arrangements commencing in Fiscal 2024.

The following tables set forth, for the periods indicated, selected income statement data, both in dollars and as a percentage of Net revenue and a reconciliation of Net loss to Adjusted EBITDA:

Unaudited	13 Weeks Ended
(in thousands)	August 1, 2025		August 2, 2024
Net loss	$(3,667)	(1.2)%	$(5,251)	(1.7)%
Income tax benefit	(1,609)	(0.5)%	(2,626)	(0.8)%
Interest expense	9,262	3.1%	10,447	3.3%
Other (income), net	(3)	(0.0)%	(84)	(0.0)%
Operating income	3,983	1.4%	2,486	0.8%
Depreciation and amortization	7,656	2.6%	8,692	2.7%
Corporate restructuring	2,434	0.8%	2,338	0.7%
Exit costs	—	—%	687	0.1%
Long-lived asset impairment	—	—%	2,805	0.9%
(Gain) loss on disposal of property and equipment	(11)	(0.0)%	53	0.0%
Adjusted EBITDA	$14,062	4.8%	$17,061	5.4%

Unaudited	26 Weeks Ended
(in thousands)	August 1, 2025		August 2, 2024
Net loss	$(11,929)	(2.1)%	$(11,693)	(1.9)%
Income tax benefit	(4,971)	(0.9)%	(4,199)	(0.7)%
Interest expense	18,527	3.3%	20,783	3.4%
Other (income), net	(14)	(0.0)%	(172)	(0.0)%
Operating income	1,613	0.3%	4,719	0.8%
Depreciation and amortization	15,947	2.9%	17,697	2.9%
Corporate restructuring	5,766	1.0%	2,680	0.4%
Exit costs	257	0.0%	687	—%
Long-lived asset impairment	—	—%	2,805	0.5%
Loss on disposal of property and equipment	—	—	52	0.0%
Adjusted EBITDA	$23,583	4.2%	$28,640	4.8%

Third Quarter Fiscal 2025 Guidance Adjusted EBITDA	13 Weeks Ended
(in millions)	October 31, 2025
Net income	$2.0	—	$6.0
Depreciation, interest, other income, taxes and other significant items	22.0	—	22.0
Adjusted EBITDA	$24.0	—	$28.0

Third Quarter Fiscal 2025 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	13 Weeks Ended
(in millions)	October 31, 2025
Net income	$2.0	—	$6.0
Restructuring and other significant items	1.0	—	1.0
Adjusted net income	$3.0	—	$7.0

Adjusted diluted earnings per share	$0.10	—	$0.22

Fiscal 2025 Guidance Adjusted EBITDA	52 Weeks Ended
(in millions)	January 30, 2026
Net income	$12.0	—	$20.0
Depreciation, interest, other income, taxes and other significant items	86.0	—	87.0
Adjusted EBITDA	$98.0	—	$107.0

Fiscal 2025 Guidance Adjusted Net Income and Adjusted Diluted Earnings per Share	52 Weeks Ended
(in millions)	January 30, 2026
Net income	$12.0	—	$20.0
Restructuring and other significant items	7.0	—	7.0
Adjusted net income	$19.0	—	$27.0

Adjusted diluted earnings per share	$0.62	—	$0.88

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
(in thousands)	August 1, 2025	August 2, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,929)	$(11,693)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,947	17,697
Amortization of debt issuance costs	1,391	1,354
Loss on disposal of property and equipment	—	52
Stock-based compensation	2,250	2,658
Deferred income taxes	(1,182)	329
Long-lived asset impairment	—	2,805
Other	(422)	(276)
Change in operating assets and liabilities:
Accounts receivable, net	9,363	7,834
Inventories	(35,420)	(10,346)
Accounts payable	36,250	14,023
Other operating assets	(1,343)	(2,031)
Other operating liabilities	(14,436)	(17,497)
Net cash provided by operating activities	469	4,909
CASH FLOWS FROM INVESTING ACTIVITIES
Sales of property and equipment	11	20
Purchases of property and equipment	(17,163)	(11,470)
Net cash used in investing activities	(17,152)	(11,450)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	68,000	49,000
Payments of borrowings under ABL Facility	(33,000)	(29,000)
Payments on term loan	(6,500)	(6,500)
Payments of debt issuance costs	(1,103)	(724)
Payments for taxes related to net share settlement of equity awards	(810)	(1,041)
Purchases and retirement of common stock, including excise tax paid	(4,513)	(4,845)
Net cash provided by financing activities	22,074	6,890
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(657)	248
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,734	597
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	18,812	27,290
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$23,546	$27,887
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$1,725	$1,698
Income taxes (refunded) paid	$(153)	$67
Interest paid	$17,172	$20,636
Operating lease right-of-use-assets obtained in exchange for lease liabilities	$386	$—